Exhibit 10.2

FIFTH AMENDMENT

TO THE ENERGY PARTNERS, LTD.

CHANGE OF CONTROL SEVERANCE PLAN

The Energy Partners, Ltd. Change of Control Severance Plan, effective as of May 24, 2005, and as amended by the certain First, Second, Third and Fourth Amendments thereto (the “Plan”), is hereby amended as follows:

1.	Section 5 of the Plan is amended and restated to read in its entirety as follows:

“5. Severance Benefits.

In the event that (i) there is a Change of Control of the Company, and (ii) the employment of a Participant terminates within one year following said Change of Control either by reason of an involuntary termination of employment by the Company without Cause or a voluntary termination of employment by the Participant for Good Reason, the Participant will be entitled to receive the following severance benefits:

(a) a cash lump sum payment within 30 days following such termination of employment in an amount equal to:

(i) the Designated Multiple (as defined in subsection (d) below), multiplied by

(ii) the sum of:

(A) the Participant’s annual rate of base salary for the year of termination of the Participant’s employment, plus

(B) the Participant’s COC Bonus Amount (as defined in subsection (f) below);

(b) if the Participant has not yet received a bonus under the Company’s annual bonus plan for the calendar year preceding the calendar year of termination of the Participant’s employment for a termination occurring on or after January 1, 2011, the Participant shall receive a bonus for that calendar year under the Company’s annual bonus plan in an amount equal to the Participant’s target bonus opportunity for that calendar year, payable in a single cash lump sum within 30 days following such termination of employment;

(c) the Company shall continue to provide the Participant for the Designated Period (as defined below) following termination of the Participant’s employment with the same level of medical, dental and life insurance benefits as the Participant was receiving immediately prior to termination of employment; provided, however, that as a condition to receiving such benefits, the Participant shall be required to pay for such benefits the same portion of the required premium for such coverage that the Participant was required to pay immediately before termination of his or her employment.

(d) For purposes of subsection (a) above, a Participant’s ‘Designated Multiple’ shall be 1.0, 1.5, 2.0 or 2.5, as the Committee may designate with respect to such Participant.

(e) For purposes of subsection (c) above, a Participant’s ‘Designated Period’ shall be (x) 12 months, if such Participant’s Designated Multiple is 1.0, and (y) 18 months, if such Participant’s Designated Multiple is 1.5, 2.0 or 2.5.

(f) For purposes of subsection (a) above, the term ‘COC Bonus Amount’ means:

(i) for a termination of employment occurring during 2010, 50% of the target bonus for 2010;

(ii) for a termination of employment occurring during 2011, the average of (A) 50% of the target bonus for 2011, (B) 50% of the target bonus for 2012 and (C) the actual bonus paid or to be paid for 2010;

(iii) for a termination of employment occurring during 2012, the average of (1) 50% of the target bonus for 2012, (2) the actual bonus paid for 2010 and (3) the actual bonus paid or to be paid for 2011; and

(iv) for a termination of employment occurring after 2012, the average bonus for the three years preceding termination (or if the Participant was employed by the Company for less than three years preceding the calendar year in which such termination of employment occurs, the greater of (x) the Participant’s average annual bonus for all of the calendar years during which he or she was employed by the Company before the calendar year in which such termination of employment occurs and (y) 50% of the Participant’s target bonus for the calendar year in which such termination of employment occurs);

provided, however, that in determining a Participant’s average annual bonus or target bonus, if the Participant’s annual bonus or target bonus for any of the calendar years that would otherwise be included within the period used in determining the appropriate average was reduced to reflect service for less than a full calendar year, that calendar year (and the bonus or target bonus amount for that calendar year) shall be disregarded; provided further, however, that in the case of the termination of employment of a Participant hired after the adoption of the Fifth Amendment to the Plan, the Board and/or the Committee can determine to adjust the bonus calculation if, under the circumstances of such Participant’s employment, the Board and/or Committee determines such adjustment is necessary or appropriate to accomplishing the objectives of this Plan;

(g) Anything in this Plan to the contrary notwithstanding, a Participant’s Designated Multiple may not be changed on or after the occurrence of a Change of Control.”

2.	Section 9 is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, prior to November 1, 2011, no amendment or termination of the Plan is permitted that would remove a Participant from the Plan or that would adversely affect a Participant’s rights to benefits under the Plan; provided, however, that if the Board and/or Committee determines in good faith that (x) a transaction, including, without limitation, an exchange offer, recapitalization or bankruptcy, would constitute a Change of Control and (y) such transaction’s treatment as a Change of Control is not consistent with fulfilling the objectives of the Plan, then the Board and/or Committee may amend the Plan in order to modify the definition of ‘Change of Control’ in a manner consistent with such good faith determination.”

Duly adopted effective as of the 12th day of April, 2010.

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President, General Counsel and Corporate Secretary